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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Trust") was held on August 8, 2013. The Meeting was held for the following purpose:

(1). Elect three Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, and elect one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                             VOTES      VOTES
 MATTER                                                       FOR      AGAINST
 ------                                                    ---------- ---------
 (1). Albert R. Dowden.................................... 46,529,212 2,111,265
      Hugo F. Sonnenschein................................ 46,459,862 2,180,615
      Raymond Stickel, Jr................................. 46,539,570 2,100,907
      Prema Mathai-Davis/(P)/.............................      2,139         0
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/(P)/  Election of Trustee by preferred shareholders only.